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                                                                    Exhibit 99.1


FOR RELEASE: Immediately



Contact:
Richard K. Arter                 Investor Relations           941-362-1200
Richard J. Dobbyn                Chief Financial Officer      941-362-1200


            SUN HYDRAULICS CORPORATION REPORTS 1999 YEAR END RESULTS, FOURTH QUARTER NET SALES OF $17.6 MILLION WITH RECORD ORDERS


SARASOTA, FLA, March 7, 2000 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced net sales for the year ended January 1, 2000, were $69.7 million, compared to net sales of $71.9 million for the year ended December 31, 1998. Net income for 1999 was $1.8 million, or 2.6% of net sales, compared to $5.6 million, or 7.9% of net sales for 1998. Basic and diluted earnings per share for the year ended January 1, 2000, were $0.29 and $0.28, respectively. (Excluding the Korean operation, acquired in September 1998, net sales decreased 6.2%, or $4.4 million. Net income in 1998 included $1.1 million from the settlement of a business interruption insurance claim.)

Net sales for the quarter ended January 1, 2000, were $17.6 million, essentially equal to the fourth quarter of 1998. Fourth quarter operating income in 1999 increased 8.3% compared to the fourth quarter of 1998. Net income for the quarter ended January 1, 2000, was $0.7 million, or 4.2% of net sales, compared to $0.8 million, or 4.6% of net sales for the quarter ended December 31, 1998. Basic and diluted earnings per share for the fourth quarter of 1999 were $0.12 and $0.11, respectively.

"Despite the slowdown in sales in 1999, we ended the year on a positive note with fourth quarter orders the highest in the history of Sun," said Sun Hydraulics President Clyde Nixon. "Consolidated shipments at Sun were down 3.1% in 1999, and we experienced weakness in most markets, with the exception of Germany and Korea. Even though the macro economy was strong, 1999 was a down year for the hydraulics industry. The National Fluid Power Association (the hydraulics industry's trade association in the United States) indicated that U.S. shipments of mobile and industrial hydraulic products were down 6.7% and 10.3%, respectively, compared to 1998.

"Sun's consolidated orders declined 1.1% in 1999, compared to the previous year, but all of the decline occurred in the first three quarters. We ended the year on a positive note with fourth quarter orders of $20.0 million, an increase of 13.1% compared to the fourth quarter of 1998. As we enter 2000, orders continue to be strong and we believe this increase is indicative of an upturn in the business cycle of the capital goods industries.

"In addition to the impact of lower sales, profits were significantly affected by the implementation of new software in our U.S. operations in the second quarter, and in our U.K. operation in the fourth quarter," Nixon continued. "These software conversions not only caused us to delay shipments, but, more importantly, temporarily resulted in decreased productivity, especially in our U.S. facilities. Following the conversion in the U.S. facility, we have steadily increased our shipping rates and continued to improve delivery times. Both system conversions are now substantially complete and we do not expect any further disruptions.

"In 1999 the Company did a number of very exciting things," Nixon said. "In addition to the software conversions, we nearly doubled the capacity of our high volume production cell, we doubled our in-house heat treat capacity, we introduced our new solenoid cartridge valves, saw our newly acquired




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Korean operation rebound nicely, and saw our joint venture in China begin to produce manifolds. We have freed up significant space in our Sarasota facility that will help improve the production efficiency of our lower-volume, complementary products and were fortunate to be able to add a significant number of experienced employees in our Florida operations. We have expended a lot of energy and money on our capacity expansion programs to be ready for the next upturn in business. We have put the final pieces of these programs in place and we are eagerly looking forward to the coming year." Sun Hydraulics Corporation, with manufacturing and distribution facilities in Sarasota and Manatee County, Florida, Coventry, England, Erkelenz, Germany and Inchon, Korea, is a leading designer and manufacturer of high-performance screw-in hydraulic cartridge valves and manifolds for worldwide mobile and industrial markets.

FORWARD-LOOKING INFORMATION
      Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

         Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and
(vi) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings "Business" and particularly under the subheading, "Business Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Company's Form 10-K for the year ended January 1, 2000. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.




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SUN HYDRAULICS CORPORATION - JANUARY 1, 2000
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)

                                                         Three Months Ended                     Twelve Months Ended
                                                  January 1,          December 31,         January 1,      December 31,
                                                           (unaudited)
                                                      2000                 1998               2000             1998
                                                      ----                 ----               ----             ----
Net sales                                         $   17,602           $   17,500        $   69,652        $   71,881
Cost of sales                                         13,007               13,459            53,107            52,537
Gross profit                                           4,595                4,041            16,545            19,344
Selling, engineering and
 administrative expenses                               3,191                2,745            12,507            11,656
Operating income                                       1,404                1,296             4,038             7,688
Interest expense                                         261                  130               954               837
Miscellaneous (income) expense                           108                  (81)              420            (1,669)
Income before income taxes                             1,035                1,247             2,664             8,520
Income tax provision                                     300                  443               833             2,873
Net Income                                        $      735                  804        $    1,831        $    5,647
Basic net income
   per common share                                      .12                  .13               .29               .89*
Basic weighted average
   shares outstanding                                  6,385                6,361             6,380             6,345
Diluted net income
   per common share                                      .11                  .12               .28               .87*
Diluted weighted average
   shares outstanding                                  6,571                6,521             6,569             6,531

* During the third quarter of 1998, the Company received a settlement of an insurance claim of $1,661, net of expenses, or $1,096, net of expenses and taxes.

CONSOLIDATED BALANCE SHEETS
(in thousands)


                                                                  January 1,       December 31,
                                                                     2000              1998
Assets
Current assets:
   Cash and cash equivalents                                    $      1,122      $       1,592
   Accounts receivable, net of allowance for
      doubtful accounts of $196 and $169                               6,260              5,342
   Inventories                                                         8,131              8,125
   Taxes receivable                                                      455                -
   Other current assets                                                  591                891
        Total current assets                                          16,559             15,950
Property, plant and equipment, net                                    46,529             44,003
Other assets                                                             986              1,066
Total assets                                                    $     64,074      $      61,019

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                             $      2,712      $       2,877
   Accrued expenses and other liabilities                              1,464              2,065
   Long-term debt due within one year                                  3,033              4,302
   Notes payable to related parties due within one year                  378                578




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

   Dividends payable                                                     255                254
   Income taxes payable                                                  -                  245
        Total current liabilities                                      7,842             10,321
Long-term debt due after one year                                     10,830              6,461
Notes payable to related parties due after one year                      101                566
Deferred income taxes                                                  4,125              3,656
        Total liabilities                                             22,898             21,004
Shareholders' equity:
   Preferred stock                                                         -                  -
   Common stock                                                            6                  6
   Capital in excess of par value                                     24,486             24,386
   Retained earnings                                                  16,173             15,363
   Equity adjustment for foreign currency translation                    511                260
        Total shareholders' equity                                    41,176             40,015
Total liabilities and shareholders' equity                      $     64,074      $      61,019




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